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Development and Marketing Agreement

—Between—

Boehringer Ingelheim International GmbH

and

InterMune Pharmaceuticals, Inc.

March 23, 2001

    Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.35

Development and Marketing Agreement

    This Development nd Marketing Agreement (the "Agreement") is made effective and entered into as of March 23, 2001 (the "Effective Date") by and between Boehringer Ingelheim International GmbH, a German GmbH ("BI"), and InterMune Pharmaceuticals, Inc., a Delaware corporation ("InterMune"). InterMune and BI may be referred to herein as a "Party" or, collectively, as "Parties."

Recitals

    Whereas, InterMune is a corporation formed for the purpose of research and development of biopharmaceutical products;

    Whereas, BI is an international pharmaceutical company which develops, manufactures and markets biological and pharmaceutical products;

    Whereas, BI has licensed the rights to a certain biologic product and to the technology relating thereto from Genentech, Inc. pursuant to the Genentech License (as defined in Article 1.12 below); and

    Whereas, InterMune wishes to obtain, and BI desires to grant, certain licenses and rights to InterMune to use, develop, manufacture, have made, promote, offer for sale, have sold and sell a biologic product for use for certain specific indications.

    Now, Therefore, the Parties agree as follows:

1.  Certain Definitions

      1.1 "Affiliate" means any company or entity controlled by, controlling or under common control with a Party. As used in this Article, "control" means (a) that an entity or company owns, directly or indirectly, fifty percent (50%) or more of the voting stock of another entity, or (b) that an entity, person or group has the actual ability to control and direct the management of the entity, whether by contract or otherwise, but excluding, for all purposes of this Agreement, BI, as to InterMune, and InterMune, as to BI.

      1.2 "Aggregate Net Sales" means aggregate Net Sales of the Product [*] within and outside [*] for a calendar year.

      1.3 "Best Efforts" shall be the [*] consistent with the [*] and comparable with the effort devoted to other products with [*].

      1.4 "BI Know-How" means all Know-How related to the Product and/or in the areas of quality assurance/ quality control (QA/QC), pharmaceutical science, process development or regulatory affairs that (a) is Controlled by BI prior to and during the term of this Agreement and (b) is necessary or useful to the development, registration or use of the Product.

      1.5 "BI Patent Rights" means all rights under the BI Patents.

  [*]=Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

      1.6 "BI Patents" means any Patents that directly relate to the Product in the Field in Territory No. 1 or Territory No. 2, Controlled by BI prior to or during the term of this Agreement, including without limitation any Patents listed in the Disclosure Documents.

      1.7 "Controlled" means with respect to any material, Know-How or intellectual property right, that the Party owns or has a license to such material, Know-How or intellectual property right and has the ability to grant access, a license, or a sublicense to such material, Know-How or intellectual property right to the other Party as provided for herein without violating an agreement with a Third Party as of the time the Party would be first required hereunder to grant the other Party such access, license or sublicense.

      1.8 "Disclosure Documents" means each of those certain packets of diligence documents that BI provided to InterMune, under that certain letter dated as of March 22, 2001; and that InterMune provided to BI, under that certain letter dated as of March 22, 2001.

      1.9 "FDA" means the U.S. Food and Drug Administration, or any successor agency.

      1.10 "Field" means the therapeutic treatment of human beings for all of the following diseases and conditions: chronic granulomatous disease (CGD), osteopetrosis (OP), idiopathic pulmonary fibrosis (IPF)), tuberculosis (TB) and fungal infections (FI) through the use of the Product and shall include methods and means for such purpose.

      1.11 "Genentech" means Genentech, Inc., a Delaware corporation, with its principal office at 1 DNA Way, South San Francisco, CA 94080.

      1.12 "Genentech License" means that certain agreement regarding interferon gamma between Genentech and BI, dated March 29, 1985, as amended.

      1.13 "Genentech License Rights" means all rights under Genentech Patents and Know-How granted to BI by Genentech under the Genentech License.

      1.14 "Genentech Patents" means any Patents to which BI has rights under the Genentech License, including without limitation those listed under "Genentech Patents" in the Disclosure Documents.

      1.15 "Interferon Gamma-1b" shall mean solely the single chain polypeptide containing the 140 amino acid sequence set forth on Exhibit A hereto, i.e., the active ingredient in InterMune's ACTIMMUNE® product and BI's Product sold inter alia under the trademark IMUKIN®.

      1.16 "InterMune Know-How" means all Know-How generated by InterMune during the development of the Product in the Field prior to and during the term of this Agreement.

      1.17 "InterMune Patent Rights" means all rights under the InterMune Patents.

      1.18 "InterMune Patents" means any Patents that directly relate to the Product in the Field in Territory No. 1 or Territory No. 2, Controlled by InterMune prior to or during the term of this Agreement, including without limitation any Patents listed in the Disclosure Documents.

      1.19 "Know-How" means all Protocols, as well as all information, data, know-how, trade secrets, inventions, developments, results (including without limitation, results of clinical trials, including safety data,) techniques and materials, (whether or not patentable) relating to the Product in the Field for any country in Territory No. 1 or Territory No. 2; and InterMune's clinical trials in the Field in the United States.

      1.20 "Licensed Technology" means, collectively, the BI Know-How, BI Patent Rights and the Genentech License Rights, except for any manufacturing know-how.

      1.21 "Net Sales" shall mean, as to each calendar quarter, the gross invoiced sales prices charged for all Product sold by a Party and its sublicensees in arm's length transactions to Third Parties during such quarter, after deduction of the following items paid by the Party and its sublicensees during such calendar quarter with respect to sales of the Product regardless of the calendar quarter in which such sales were made, provided and to the extent that such items are incurred or allowed and do not exceed reasonable and customary amounts in the market in which such sales occurred:

         (i) trade and quantity discounts or rebates actually taken and allowed, including discounts or rebates to governmental or managed care organizations;

        (ii) credits or allowances given or made for rejection or return of previously sold Product;

       (iii) any tax, duty or government charge (including any tax such as a value added or similar tax or government charge other than an income tax) levied on the sale, transportation or delivery of a Product and borne by the seller thereof without reimbursement from any third party; and

        (iv) any charges for freight from the seller, or for insurance, borne by the seller.

      [*]

      1.22 "New Indications" means IPF, TB, FI and any additional new indications in human beings that may be mutually agreed by the Parties after the Effective Date.

      1.23 "Patents" means any and all released, issued or pending patents and patent applications, both foreign and domestic, and including without limitation: (i) all divisionals, continuations and continuations-in-part of any such applications, (ii) any patents that issue from any of the foregoing, and (iii) all substitutions, extensions, reissues, renewals, supplementary protection certificates and inventors' certificates with respect to any of the foregoing issued patents.

      1.24 "Product" means solely [*] Interferon Gamma-1b that is [*] Territory No. 1 for the treatment of CGD and [*] manufactured by BI Austria and sold under the Trademarks.

      1.25 "Protocols" mean those clinical protocols included in the Disclosure Documents as well as all further protocols that relate to Interferon Gamma-1b or the Product in the Field and that are agreed upon by both Parties.

      1.26 "Recognized Agent" means a Third Party through which BI regularly distributes and sells its products in a particular country or region.

      1.27 "Supply Agreement" means that certain Data Transfer, Clinical Trial and Market Supply Agreement, entered into between InterMune and Boehringer Ingelheim Austria GmbH ("BI Austria"), effective as of January 27, 2000.

      1.28 "Territory No. 1" means the countries listed in Exhibit B attached hereto in which the Product is currently marketed by BI, its Affiliates or Recognized Agents, and where BI has rights under the Genentech License.

      1.29 "Territory No. 2" means the countries listed in Exhibit C attached hereto in which the Product is not currently marketed, and where BI has rights under the Genentech License.

      1.30 "Third Party" means any party besides the Parties, their respective Affiliates and Genentech.

      1.31 "Trademarks" mean any BI trademarks used for the marketing and sale of the Product for the Field in Territory No.1 or intended to be used in Territory No. 2 Controlled by BI during the term of this Agreement, including without limitation any trademarks listed in the Disclosure Documents.

2.  License Grants

      2.1 BI grants to InterMune an exclusive sublicense, even as to BI, under the Genentech License Rights, and an exclusive license, even as to BI, under the BI Patent Rights and BI Know-How, to develop the Product for New Indications subject to Article 3 in Territory No. 1 and Territory No. 2, including the right to grant sublicenses, which sublicense right shall be subject to Genentech's prior written consent and to BI's prior written consent, which BI shall not unreasonably withhold.

      2.2 BI grants to InterMune an exclusive sublicense under the Genentech License Rights, even as to BI, and an exclusive license under the BI Patent Rights and BI Know-How, even as to BI, to import the Product in Territory No. 1. This license grant is limited to the sole purpose of developing the Product in New Indications; and therefore, BI retains the right to import the Product in Territory No. 1 for marketing and sale purposes.

      2.3 InterMune grants to BI an exclusive license, even as to InterMune, under the InterMune Patent Rights and InterMune Know-How, subject to Article 3, to register, distribute and book sales for the Product for the Field in Territory No. 1 including the right to grant sublicenses. Except for sublicenses to BI's Affiliates and Recognized Agents, such sublicenses shall be subject to InterMune's prior written consent, which InterMune shall not unreasonably withhold.

      2.4 BI grants to InterMune an exclusive sublicense, even as to BI, under the Genentech License Rights, and an exclusive license, even as to BI, under the BI Patent Rights and BI Know-How, subject to Article 3, to register, import, distribute and book sales for the Product in the Field in Territory No. 2, including the right to grant sublicenses, which sublicense right shall be subject to Genentech's prior written consent and to BI's prior written consent, which BI shall not unreasonably withhold.

      2.5 BI grants to InterMune an exclusive sublicense, alongside BI, under the Genentech License Rights, and an exclusive license, alongside BI, under the BI Patent Rights and BI Know-How, to promote the Product for CGD and OP under the Trademarks in Territory No. 1 and Territory No. 2, including the right to grant sublicenses, which sublicense right shall be subject to Genentech's prior written consent and to BI's prior written consent, which BI shall not unreasonably withhold.

      2.6 In the event that BI exercises pursuant to Article 4 its option to promote any New Indication in any country within Territory No. 1 or Territory No. 2, InterMune grants to BI an exclusive license, even as to InterMune, under the InterMune Patent Rights and InterMune Know-How to promote the Product for such New Indication under the Trademarks in such country. Except for sublicenses to BI's Affiliates and Recognized Agents, such sublicenses shall be subject to InterMune's prior written consent, which InterMune shall not unreasonably withhold.

      2.7 In the event that BI does not exercise pursuant to Article 4 its option to promote any New Indication in any country within Territory No. 1, BI grants to InterMune an exclusive sublicense, even as to BI, under the Genentech License Rights and an exclusive license, even as to BI, under the BI Patent Rights and BI Know-How, to promote the Product for such New Indication under the Trademarks in such country, including the right to grant sublicenses, which sublicense right shall be subject to Genentech's prior written consent and to BI's prior written consent, which BI shall not unreasonably withhold.

      2.8 In the event that BI does not exercise pursuant to Article 4 its option to promote any New Indication in any country within Territory No. 2, BI grants to InterMune an exclusive sublicense, even as to BI, under the Genentech License Rights and an exclusive license, even as to BI, under the BI Patent Rights and BI Know-How, to promote and import the Product for such New Indication under the Trademarks in such country, including the right to grant sublicenses, which sublicense right shall be subject to Genentech's prior written consent and to BI's prior written consent, which BI shall not unreasonably withhold.

      2.9 With respect to only those countries that are subject to the anti-competition laws of the European Communities ("EC"), the exclusive sublicenses and exclusive licenses set forth in this Article 2 shall [*] on an [*] for [*] from the date of first commercial sale of Product in OP or any New Indication in any country of the EC; and after such [*] period, shall [*] unless there exists a valid relevant claim under an applicable Patent for such country, in which case, the sublicenses or licenses shall [*] for the life of the Patent.

3.  Development and Commercialization

    3.1  Clinical Development:  The Product has been developed for CGD and OP. Under this Agreement, InterMune will be responsible at its own expense for clinical development of the Product in New Indications according to the Protocols in the most commercially attractive countries in Territory No. 1 and Territory No. 2 from a marketing point of view, which countries shall be mutually agreed upon [*] . Any amendment to the Protocols shall require the prior written approval of both Parties.

    3.2  Regulatory Filings:

      (a) The Product has been approved and launched for CGD in Territory No. 1. Under this Agreement, InterMune shall compile at its own cost state-of-the-art dossiers to obtain approval to market the Product in the most commercially attractive countries in Territory No. 1 from a marketing point of view, which countries shall be agreed upon by [*] for OP and all New Indications; provided however, InterMune shall compile state-of-the-art-dossiers to obtain approval to market the Product for OP in the EC as soon as commercially practicable. In case of disagreement with respect to any New Indication, BI has the right to insist on a specific country, provided that BI shall reimburse InterMune for any costs incurred by InterMune regarding the registration of the Product in such country if BI does not launch the Product in such country for such New Indication in accordance with Article 4, paragraph 2. BI shall file (at InterMune's cost) such dossiers in BI's name. BI shall respond to the comments of regulatory authorities (at BI's cost), with InterMune's assistance (at InterMune's cost). BI (at BI's cost) shall maintain ongoing regulatory communication and compliance.

      (b) The Product has been approved for CGD within certain countries for sale in Territory No. 2 as set forth in Exhibit C. Under this Agreement, InterMune may (at its own cost) compile, and subject to Article 3.2(c) below, file in its own name dossiers for regulatory approval to market the Product in the Field, respond to the comments of regulatory authorities and maintain ongoing regulatory compliance, in certain countries in Territory No. 2, which countries InterMune shall decide upon. When it is impractical for InterMune to file, respond to or maintain a regulatory filing in a country because BI has previously filed in such country, BI shall file, respond to and maintain such regulatory filing (at InterMune's cost).

      (c) InterMune will provide BI with a copy of all final draft clinical study reports intended to be used for a registration dossier, as well as all draft registration dossiers, for Territory No. 1 at the final draft stage. BI will comment on each draft within thirty (30) days of receipt and either (i) give its approval or (ii) point out deficiencies. InterMune will provide BI with a copy of any registration dossier InterMune intends to file in Territory No. 2. BI will comment on the dossier within thirty (30) days and either (i) give its approval for filing or (ii) point out deficiencies.

  InterMune agrees not to file any dossier in Territory No. 2 without BI's prior approval, such approval not to be upheld unreasonably.

      (d) If within [*] from the Effective Date a registration dossier [*], respectively, has not [*] such country shall automatically be removed from [*] for any such [*] not [*].

    3.3  Marketing:

      (a) In Territory No. 1, BI shall continue to exclusively distribute the Product in its own name, under the Trademarks and its tradedress and book sales. In the event that BI exercises its option to promote, BI shall be obligated to launch the Product for any New Indication pursuant to Article 4.

      (b) In Territory No. 2, InterMune shall exclusively distribute the Product under one of the Trademarks [*] from time to time but in its own name and tradedress and exclusively book sales for the Product. Subject to BI's option to promote as set forth in Article 4, InterMune may also launch and promote the Product within [*] of regulatory approval for a New Indication in certain countries of Territory No. 2, which countries shall be agreed upon by the Parties, such launches shall be made under the Trademarks only.

      (c) In the event InterMune has not launched the Product for a New Indication in such country of Territory No. 2 within the [*] time period set forth above, such country shall [*] be removed from Territory No. 2.

      (d) To the extent permitted by the local registration authority, the packaging, package insert and literature used by InterMune in connection with Product shall indicate that any of the Trademarks is a trademark by using the symbol ®, with the customary declaration (e.g., "... is a registered trademark of Boehringer Ingelheim International GmbH used under license").

      (e) All use of the Trademarks by InterMune shall inure to the sole benefit of BI. BI shall remain the sole owner of the Trademarks and the goodwill associated with the same, and InterMune agrees not to assert any ownership interest in the Trademarks or the goodwill associated therewith.

      (f)  InterMune shall promote and use the Trademarks. Whenever InterMune is using the Trademarks they will use the Trademarks in capital letters, or similar form, and with any reasonable specifications and directions given by BI from time to time. InterMune will do nothing to mislead the public as to the nature or quality of any Product on which the Trademarks are affixed to nor use them on advertising or display materials which are [*].

      (g) InterMune will neither use the Trademarks or [*] in relation to other products, nor will InterMune apply for the Trademarks or [*] throughout the world. InterMune shall take no action which could prejudice the validity, registration or reputation of the Trademarks and the goodwill associated with the same.

      (h) InterMune undertakes to inform BI promptly on any infringement or threatened infringement of the Trademarks, or challenge or threatened challenge to the validity of the Trademarks coming to their notice. BI shall have the exclusive right (at its cost) to take action in respect of the registration, defense, and infringement of the Trademarks, and InterMune shall provide all such assistance and co-operation, including but not limited to furnishing of documents and information and the execution of registered user/license documentation or the like as may be required to give effect to any action as may be taken, or required to be taken by BI. Only if BI is not willing to take action with respect to an infringement of the Trademarks shall InterMune be entitled to take action on its own behalf and at its expense. In such case InterMune will follow any reasonable directions given by BI, and InterMune shall keep BI fully and constantly informed.

      (i)  At the request of BI InterMune will present samples of all material to which the Trademarks have been affixed to by InterMune at least once a year.

      (j)  In the event that one Party distributes the Product in a country and the other Party exercises an option to exclusively promote the Product in a New Indication in such country pursuant to Article 4, then the names of both Parties' Affiliates in such country shall appear with equal prominence on all promotional material for such New Indication.

      (k) BI shall be responsible (at its own cost) for applying for and maintaining registrations of any trademarks or Trademarks. BI warrants and covenants to make such applications in any country that the Parties agree upon from time to time. If InterMune does not launch the Product in such country, InterMune shall [*] for all [*] in such country [*] by [*] the date of InterMune's written notice.

4.  BI's Option to Promote

    BI shall have the option to exclusively promote the Product for the treatment of each New Indication on an approved New Indication-by-New Indication and country-by-country basis in Territory No. 1 and 2 (the "BI Option"). BI's decision to exercise the BI Option for any New Indication will be made and communicated to InterMune in writing listing the countries, if any, where BI exercises the BI Option within [*] following delivery by InterMune of Phase III clinical data to BI for each New Indication. Such clinical data shall be equivalent to the clinical data used in an [*] with the [*]. If BI does not exercise the BI Option in any country in either Territory No. 1 or Territory No. 2 for a New Indication within such [*], BI shall [*] lose its right to promote in such country for such New Indication, and InterMune may promote the Product for such New Indication in such country; provided however, if InterMune contracts or licenses with a Third Party for promoting the Product in such country, such agreement shall be subject to Genentech's prior written consent and to BI's prior written consent, which BI shall not unreasonably withhold.

    In the event that BI has exercised its option to promote in a country, but has not launched the Product for a New Indication within [*] of regulatory approval for marketing the Product for such New Indication in such country for reasons within its reasonable control, BI shall automatically lose its right to promote in such country for such New Indication, and InterMune may promote the Product for such New Indication in such country; provided however, if InterMune contracts with a Third Party for promoting the Product in such country, BI must reasonably approve such Third Party.

5.  Manufacturing

    For the duration of the Supply Agreement, [*] Product required by InterMune and its Affiliates for clinical development in Territory No. 1 and 2 and market supply in Territory No. 2 under this Agreement shall be purchased from BI Austria pursuant to the Supply Agreement.

6.  Commercial Terms

    6.1  Territory No. 1:

      (a) Before the regulatory approval of OP or any New Indication, and beginning on April 1, 2001, InterMune shall receive a royalty of [*] on any Aggregate Net Sales in Territory No. 1 that exceed nine (9) million Euro, for [*] from April 1, 2001; provided however, for 2001, the nine (9) million Euro shall be pro-rated to 6.75 million Euro to reflect the nine-(9) month period.

    From the beginning of the next calendar quarter following regulatory approval of OP in any country of Territory No. 1, the royalty rate to InterMune shall increase to [*] on any Aggregate Net Sales in Territory No. 1 that nine (9) million Euro, payable for a period of [*]; provided however, for any partial year, if any, the nine (9) million Euro shall be pro-rated to reflect such partial year.

    From the beginning of the next calendar quarter following regulatory approval in any New Indication in any country, the royalty rate on Aggregate Net Sales in Territory No. 1 shall be as set forth in the schedule in either paragraph (b) or (c) below, determined on a country-by-country basis, based on whether BI or InterMune promotes the New Indication in the country and shall be payable for a period of [*] years from the date of the regulatory approval for such New Indication; provided however, for any partial year after such regulatory approval, if any, the Annual Aggregate Net Sales ranges [*] shall be pro-rated to reflect such partial year. Specifically, in those countries in which BI promotes and sells the Product for a New Indication, the royalty rate on Aggregate Net Sales shall be as set forth in paragraph (b). In those countries in which InterMune promotes the Product for such New Indication, the royalty rate on Aggregate Net Sales shall be as set forth in paragraph (c). In countries in which neither Party promotes a New Indication, the royalty rate for Aggregate Net Sales shall be as set forth in [*] below. In the countries in which one Party promotes the Product for a New Indication and the other Party promotes the Product for a different New Indication, the Marketing Committee (defined in Article 7 herein) shall determine a procedure for [*] and the royalty rate in paragraph (b) shall apply to sales in a New Indication promoted by BI and paragraph (c) to sales in a New Indication promoted by InterMune; provided that in the event that the Marketing Committee cannot agree on the allocation of sales, such allocation shall be [*].

    In the event that the [*] of the sublicenses and licenses expires as set forth in [*], and [*] enters into a [*] for the InterMune Patent Rights or InterMune Know-How or a [*] to supply Interferon Gamma-1b to a Third Party for any country in Territory No. 1, then the existing [*] royalty period for such country set forth above in this Article 6.1(a) shall automatically be terminated on the date of the effectiveness of such [*] agreement.

      (b) BI Promotes New Indication: If BI exercises the BI Option and promotes an approved New Indication in any country, BI shall pay to InterMune, for such country, in lieu of those royalties that would have been paid pursuant to paragraph (a) above, royalties on Aggregate Net Sales in such country at the following rate:

Annual Aggregate Net Sales in Territory (Mil. Euro) Royalty Rate

      [*]

    For example, on Aggregate Net Sales of [*], the royalty shall be [*] at [*], [*] at [*] and [*] at [*].

      (c) InterMune Promotes New Indication: If BI does not exercise the BI Option in any country in Territory No. 1, and InterMune promotes the Product for an approved New Indication in such country, BI shall pay to InterMune, in lieu of those royalties that would have been paid pursuant to paragraph (a) above, royalties for Aggregate Net Sales in such country at the following rate, calculated as in the example shown in (b) above:

Annual Aggregate Net Sales in Territory (Mil. Euro) Royalty Rate

      [*]

      (d) [*] after BI's first launch of the Product in a country of Territory No. 1, which dates are set forth on Exhibit B, BI's royalty rate to InterMune for such country under clauses (b) and (c) above shall be [*] by [*].

    6.2  Territory No. 2:

      (a) Before Approval for a New Indication: Before the approval of the Product for any New Indication, on a country-by-country basis, and in addition to any obligation of InterMune set forth in Article 6.2(b) below, InterMune shall pay to BI a [*] annual royalty on Aggregate Net Sales for

  [*] from the Effective Date. After the Product is approved for marketing in a country for a New Indication, this paragraph (a) shall have no effect for such country.

      (b) After first Launch of Product: Starting with InterMune's first launch of the Product in the Field, InterMune shall pay to BI a [*] royalty on Aggregate Net Sales for [*] on a country-by-country basis.

      (c) After Approval for a New Indication: After the approval of the Product in a country for a New Indication, this paragraph (c) shall become effective for the country. If BI exercises the BI Option and promotes the Product for an approved New Indication in a country, InterMune shall continue to distribute the Product and book sales and shall pay to BI in addition to any obligation of InterMune set forth in Article 6.2(b) above on Aggregate Net Sales in the country for [*] from the date of regulatory approval of such New Indication in each country: (i) a [*] annual royalty above the baseline amount and (ii) a [*] annual royalty for up to the baseline amount. The baseline amount for such country shall be determined by the Marketing Committee based on [*]; provided that in the event that the Marketing Committee cannot agree on the baseline amount, such amount shall be [*].

    If BI does not exercise the BI Option in any country, InterMune may promote the Product in such country and shall pay to BI in addition to any obligation of InterMune set forth in Article 6.2(b) above a [*] annual royalty on Aggregate Net Sales. In the countries in which one Party promotes the Product for a New Indication and the other Party promotes the Product for a different New Indication, the Marketing Committee shall [*] to each New Indication. A [*] royalty shall apply to sales in a New Indication promoted by BI, and a [*] royalty to sales in a New Indication promoted by InterMune. Such royalties for each New Indication shall be payable for [*] from the date of regulatory approval of each New Indication.

    6.3  Subsequent New Indications: As set forth in Article 6.1 and 6.2, in the event that one New Indication is being promoted in any country in either Territory No. 1 or Territory No. 2 and there are any subsequent New Indications, the royalty term for such subsequent New Indications shall be for [*] from the date of the regulatory approval of such subsequent New Indication (or less, as otherwise set forth in Article 6.1 or 6.2). Upon the date of expiration of the royalty term for the first New Indication, the royalty term for any subsequent New Indication shall continue for its duration. Before the launch of such subsequent New Indication, the Parties or Marketing Committee shall determine the royalty allocations for such subsequent New Indication after the expiration of the royalty terms for the first New Indication. Such royalty allocation for any subsequent New Indication shall be based on [*]. The Parties or Marketing Committee shall determine a procedure for allocating such sales for such New Indication. If they cannot agree on such a royalty allocation amount, such amount shall be [*].

    6.4  Third-Party Patent and Know-How Licenses: In addition to the obligations set forth in Article 6.1, 6.2 and 6.3, the Parties shall also be obligated as follows:

      (a) Subject to BI's prior agreement, which shall not be unreasonably withheld, InterMune may enter into licenses for all Third-Party patents and know-how that have a material effect on the development and marketing of the Product for a New Indication in any country in Territory No. 1. Within [*] of [*] of the Product for such [*] in [*] BI shall reimburse InterMune for all financial obligations (e.g., upfront payments, milestone payments, royalties, etc.) and become responsible for all remaining or ongoing financial obligations arising from such license(s).

      (b) Subject to BI's prior agreement, which shall not be unreasonably withheld, InterMune may enter into licenses [*] for all Third-Party patents and know-how that have a material effect on the development and marketing of the Product for the Field in any country in Territory No. 2.

      (c) BI shall be free at [*] to enter into licenses for Third-Party patents and know-how regarding the manufacturing of the Product for the Field for any country in Territory No. 1.

      (d) Subject to the other Party's prior agreement, which shall not be unreasonably withheld, a Party may enter into licenses for a territory comprising countries in both Territory No. 1 and Territory No. 2, for any Third-Party patents or know-how that have a material effect on the development, marketing, composition or manufacturing of the Product for the Field. The Parties, the Development Committee or Marketing Committee shall determine the Parties' respective financial obligations (e.g., upfront payments, milestone payments, royalties, etc.) with respect to such licenses. Such determination shall be based on [*] in relation to each [*] arising from the [*] or [*] of such licensed patents or know-how: (i) with respect to BI, [*] and (ii) with respect to InterMune, [*]. In the event that the Parties, Development Committee or Marketing Committee cannot agree on the Parties' respective [*] such amounts shall [*].

    6.5 Notwithstanding any other provision in this Agreement, the Parties agree that the expiration of the Genentech License in any country shall not affect any temporal term of the royalty obligations set forth in this Article 6 with respect to such country.

7.  Development and Marketing Committees

    7.1  Development Committee:  The clinical development and registration activities under clauses 3.1 and 3.2 shall be overseen by a Development Committee comprised of three (3) members from each of BI and InterMune. The Development Committee will meet at least once per year during the period of clinical development and registration filings for New Indications. At such meetings, InterMune members will present the status of clinical trials, the results of such trials, the status of registration filings including any reactions or questions of the authorities including the FDA and any proposed additional new indications for the Product. BI members will comment on this information, provide guidance to InterMune based on the BI Know-How and BI's experience in respiratory disease and be responsible for [*] for any additional new indications. BI and InterMune will each appoint a member of the Development Committee as its project coordinator. The project coordinators will ensure that the Parties exchange in written form all information pertinent to the patent situation to the extent consistent with obligations they may have assumed elsewhere, clinical studies and all other activities required for filing applications for government new drug approvals regarding Product and shall ensure that significant adverse reactions of the Product shall be communicated by each Party to the other promptly after such Party obtains such information.

    7.2  Marketing Committee:  In the event BI exercises the BI Option to promote the Product in a New Indication in any country, a Marketing Committee will be established to coordinate marketing activities in such New Indications, to determine: (i) the procedure for [*] New Indications under [*] (ii) the [*] achieved by InterMune under [*] (iii) [*] for subsequent New Indications under [*] and (iv) [*] obligations under [*]. In the event no Marketing Committee is established, the Parties shall determine (i)—(iv) above.

8.  Diligence

    Each Party shall use its Best Efforts in performing the activities and obligations set forth under this Agreement.

9.  Payments and Reports

    9.1  Payments by InterMune:  All payments under this Agreement by InterMune shall be payable in U.S. Dollars. Conversion from currencies other than U.S. Dollars shall be made into U.S. Dollars using the exchange rate quoted by the Wall Street Journal on the last banking day of the quarter for which such payment is due.

    9.2  Payments by BI:  All payments under this Agreement by BI shall be payable in Euros. Conversion from currencies other than Euros shall be made into Euros using the exchange rate quoted by the Deutsche Bank in Frankfurt on the last banking day of the quarter for which such payment is due.

    9.3  Payment of Royalties:  Within [*] of the end of a calendar quarter, a report indicating gross sales in the calendar quarter and the calculation of estimated royalties due for the quarter shall be sent to the receiving Party. This estimation shall be based on gross sales [*]. The Parties shall use their Best Efforts to determine from each prior quarter's sales whether on an annualized basis any royalty is estimated to be due to the other Party on Aggregate Net Sales. (By way of illustration, if in Territory No. 1 at the end of the first full calendar quarter following April 1, 2001, gross sales [*] are [*], then the annualized projection for three (3) quarters would be [*], resulting in a projected [*] over the [*] pro-rated baseline. Accordingly, InterMune would be due a royalty of [*] of [*]) Within [*] after the end of each calendar year, the Parties shall jointly: (i) determine the actual Aggregate Net Sales (pro-rated, if applicable) for the prior final calendar quarter; and (ii) adjust the royalties paid, if any, for the first three (3) calendar quarters of the prior calendar year to finalize the account for the actual Aggregate Net Sales for the prior calendar year. All royalty and estimated royalty payments due under this Agreement shall be made within [*] after the end of each calendar quarter to a bank account nominated by the receiving Party.

    9.4  Records Retention:  Each Party and its sublicensees shall keep complete and accurate records (specifically including originals or copies of documents supporting entries in the books of account) pertaining to the sale of Product and covering all transactions from which Net Sales are derived for a period of [*] after the calendar year in which such sales occurred, and in sufficient detail to permit the other Party to confirm the accuracy of royalty calculations hereunder.

    9.5  Audit Request:  At the request and expense of a Party, the other Party and its sublicensees shall permit an independent, certified public accountant appointed by the first Party, at reasonable times (not to exceed once per calendar year) and upon reasonable notice, to examine those records and all other material documents relating to or relevant to the computation of Net Sales in the possession or control of the other Party or its sublicensees, for a period of [*] after such royalties have accrued, as may be necessary to: (i) determine the correctness of any report or payment made under this Agreement; or (ii) obtain information as to the royalties payable for any calendar year in the case of the other Party failure to report or pay pursuant to this Agreement. Results of any such examination shall be made available to both Parties. The first Party shall bear the full cost of the performance of any such audit except as hereinafter set forth. If, as a result of any inspection of the books and records of the other Party or its sublicensees, it is shown that the other Party's royalty payments under this Agreement were less than the amount which should have been paid; then the other Party shall make all payments required to be made to eliminate any discrepancy revealed by said inspection within thirty (30) days after the first Party's demand therefore. Furthermore, if the royalty payments were less than the amount which should have been paid by an amount in excess of five percent (5%) of the royalty payments actually made during the period in question, the other Party shall also reimburse the first Party for the cost of such inspection.

    9.6  Withholding Taxes:  In the event that a Party is required to withhold and remit any tax on behalf of the other Party to the revenue authorities of Germany or the United States regarding any payments due under this Agreement, such Party shall deduct such amount and pay it to the proper revenue authorities of Germany or the United States. Each Party shall maintain official receipts of payment of any withholding taxes and forward these receipts to the other Party. The Parties will exercise their [*] to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of the current or any future double taxation agreement between the United States and Germany.

    According to existing German law this reduction requires that the German Bundesamt für Finanzen issue a Certificate of Tax Exemption. In order to achieve such reduction, InterMune shall provide BI with the claim for a certificate of tax exemption in respect of royalties performed on the official form ("Application for Tax Exemption") containing the statement of residence and indication of the taxpayer's identification number as well as the Certificate of Filing a Tax Return, in which InterMune confirms that it does not derive the royalties through a permanent establishment maintained in Germany. BI shall provide InterMune with the official form. Every three (3) years InterMune has to submit a new Application for Tax Exemption unsolicited, which complies with the above-mentioned prerequisites. Payments from BI to InterMune hereunder [*] InterMune provides BI with the Application for Tax Exemption fulfilling the requirements of German law. Payments arising after expiration of any Certification of Tax Exemption shall not be due until InterMune provides BI with the next Application for Tax Exemption fulfilling such requirements. BI will notify InterMune of any changes regarding the filing of Applications for Tax Exemptions.

10.  Intellectual Property

    10.1  Ownership of Inventions:  Each Party shall remain the sole owner of its respective technology and other intellectual property that it owned as of the Effective Date and shall [*] of [*] and other [*] made by [*] in the course of work performed hereunder. Each Party shall own an equal undivided interest in any invention made jointly by employees or agents of the two Parties. To the extent that a jointly owned invention applied to the use and/or sale of Product within the Field, each Party shall have an exclusive right to practice such invention in any country in which it promotes the Product. Such right shall be co-exclusive if both Parties promote the Product in the same country. Except as otherwise provided in this Agreement, each Party shall be free to use jointly owned inventions worldwide without accounting to the other for such use to the extent that such inventions do not relate to the Product within the Field. Except as otherwise provided in this Agreement, neither Party shall have any license to use the inventions to which the other Party has sole title. A Party shall not have or acquire any rights in any inventions, Know-How or intellectual property rights of the other Party, except as specifically granted herein.

    10.2  Patent Prosecution and Litigation:

      (a) InterMune shall be solely responsible, subject to prior consultation with BI, for all patent applications, filings, prosecution and related litigation for [*] with respect to the development or marketing of the Product for New Indications in Territory No. 1 and Territory No. 2. The Parties, Development Committee or Marketing Committee shall determine the Parties' respective financial obligations with respect to such applications, filings, prosecution and related litigation concerning such joint inventions. Such determination shall be based on fair proportionality in relation to each Party's projected profit arising from the applicability or use of such licensed patents or know-how: (i) with respect to BI, within countries in Territory No. 1; and (ii) with respect to InterMune, within countries in Territory No. 2. In the event that the Parties, Development Committee or Marketing Committee cannot agree on the Parties' respective proportional obligations for such joint inventions, such amounts shall [*].

      (b) BI shall be solely responsible (at BI's cost) for all patent applications, filings, prosecution and related litigation with respect to the composition or manufacturing of the Product.

      (c) Each Party shall be responsible (at its own cost), subject to prior consultation with the other Party, for filing all patent applications; filings, prosecution and related litigation for its sole inventions under the BI Patents or InterMune Patents, respectively, in Territory No. 1 and Territory No. 2.

    10.3  Infringement of Third-Party Patents:  In the event that a Third Party files an action against a Party alleging that such Party's activities under this Agreement infringe such Third Party's patent rights, such Party shall give written notice to the other Party, and the Parties shall consult and cooperate on the best course of action. The Party that was sued shall have the right to defend itself against such action, and the other Party shall provide all reasonable assistance in such defense

    10.4  Infringement of Licensed Patents:  In the event that either Party becomes aware that a Third Party is infringing any rights in the BI Patents, InterMune Patents or Genentech Patents in the Field in Territory No. 1 or Territory No. 2, such Party shall promptly notify the other. BI shall be responsible to enforce the BI Patents in Territory No. 1 and No. 2. InterMune shall be responsible to enforce the InterMune Patents in Territory No. 1 and No. 2. Subject to Genentech's prior approval, InterMune shall have the right, in BI's stead, to manage the enforcement of the Genentech Patents in Territory No. 1 or Territory No. 2, and BI shall reasonably cooperate with InterMune in such enforcement actions and take all reasonably necessary steps to facilitate the enforcement of the Genentech Patents.

    10.5  Cooperation:  Each Party agrees to cooperate with the other and take all reasonable additional actions as may be reasonably required to achieve the intent of this Article 10, including, without limitation, the execution of all necessary and appropriate instruments and documents.

11.  Representations and Warranties

    11.1  Mutual Representations and Warranties:  Each Party hereby represents and warrants to the other Party as follows:

      (a) Such Party (i) is duly organized, validly existing and in good standing under the laws of the state and/or country in which it is organized; (ii) has the power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted; and (iii) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not materially adversely affect such Party's ability to perform its obligations under the Agreement.

      (b) Such Party (i) has the power and authority and the legal right to enter into the Agreement and to perform its obligations hereunder and (ii) has taken all necessary action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

      (c) All necessary consents, approvals and authorizations of all governmental authorities and other persons required to be obtained by such Party in connection with the Agreement have been obtained, including without limitation, the consent of Genentech.

      (d) The execution and delivery of the Agreement and the performance of such Party's obligations hereunder (i) do not conflict with or violate any requirement of applicable laws or regulations or any material contractual obligation of such Party and (ii) do not materially conflict with, or constitute a material default or require any consent under any material contractual obligation of such Party.

      (e) The Disclosure Documents are true, accurate and complete in all material respects, and each Party represents and warrants that it shall timely update such Disclosure Documents.

    11.2  BI Representations and Warranties:  BI hereby represents and warrants that:

      (a) to the best of its knowledge and belief as of the Effective Date and with the possible exception of [*], the practice of the Licensed Technology in the indication CGD does not infringe on any intellectual property rights owned by a Third Party;

      (b) as of the Effective Date, it possesses the necessary right, title and interest to the Licensed Technology and it has registered or applied for the Trademarks, to grant the sublicenses and licenses and to make the grants and assignments to InterMune hereunder;

      (c) it will, upon InterMune's written notice pursuant to Article 3.3(k), apply for and maintain any trademark registrations in countries that the Parties have agreed; and

      (d) following expiration of the term of the Genentech License in each country, BI will be free to acquire Product for such country from any source irrespective of any Genentech Patent then in existence, and shall likewise have the royalty-free right to continue to practice under the Genentech Know-How within the Field; provided however, [*] to any Genentech Patent or Genentech Know-How in such country.

    11.3  InterMune Representations and Warranties:  InterMune hereby represents and warrants that:

      (a) it will abide by the Protocols and will devote the efforts of suitably qualified and trained employees capable of carrying out the development of the Product to a professional standard and within the timelines agreed upon; and

      (b) it will not make any claims for the Product which have not been approved by the relevant regulatory authorities.

12.  Indemnification and Liability

    12.1  Indemnification by BI:  BI agrees to indemnify, hold harmless and defend InterMune and InterMune's directors, officers, employees and agents, and the directors, officers, employees and agents of any InterMune Affiliate (collectively "Indemnitees") from and against any and all claims or suits by Third Parties for losses, damages, costs, fees and reasonable expenses (collectively "Losses") resulting from or arising out of any negligent or wrongful act or omission by BI or its Affiliates, or any breach by BI of its obligations under this Agreement or under the Genentech License, except to the extent that such Losses arise or result from any negligent or wrongful act or omission of an Indemnitee or are related to intellectual property matters not covered by the warranty set forth in Article 11.2(a).

    12.2  Indemnification by InterMune:  InterMune agrees to indemnify, hold harmless and defend BI and Genentech and their directors, officers, employees and agents, and the directors, officers, employees and agents of any BI and Genentech Affiliates (collectively "Indemnitees") from and against any and all Losses resulting from or arising out of the development of the Product, any negligent or wrongful act or omission of InterMune or its Affiliates, or any breach by InterMune of its obligations under this Agreement, except to the extent that such Losses arise or result from any negligent or wrongful act or omission of an Indemnitee.

    12.3  Indemnification Procedure:  In all cases where one Party seeks indemnification by the other under this Article 12, the Party seeking indemnification (the "Indemnitee") shall promptly notify the indemnifying Party of receipt of any claim or lawsuit covered by such indemnification obligation and shall cooperate fully with the indemnifying Party in connection with the investigation and defense of such claim or lawsuit. The indemnifying Party shall have the right to control the defense, with counsel of its choice, provided that the Indemnitee shall have the right to be represented by advisory counsel at its own expense. The indemnifying Party shall not settle or dispose of the matter in any manner which could negatively and materially affect the rights or liability of the Indemnitee without the Indemnitee's prior written consent, which shall not be unreasonably withheld.

    12.4  Limitation of Liability:  Except with respect to each Party's indemnification obligations under this Article 12, in no event shall either Party be liable to the other Party for any consequential, incidental, special or indirect damages arising in connection with this Agreement.

13.  Confidentiality

    The Parties hereby affirm that certain Secrecy Agreement between the Parties, dated as of November 27, 2000, in its entirety for the term of this Agreement.

14.  Termination

    14.1  Term of Agreement:

      (a) The term of this Agreement shall expire, unless earlier terminated as provided by Article 14.2 - 14.5 below on a country-by-country basis upon expiry of the royalty obligations under Article 6.

      (b) With respect to the BI grants to InterMune of sublicenses under the Genentech License Rights set forth in Article 2, such grants shall expire upon the expiration of the Genentech License as it pertains to such Patents and Know-How grants, respectively, on a country-by-country basis. Such expiration shall have no effect on the terms under Article 6.

    14.2  Termination on New Indications Basis:  If within [*] from the Effective Date no registration dossier has been filed in the Territory No. 1 or Territory No. 2 for a specific New Indication, this Agreement shall be automatically terminated with respect to such New Indication without requirement to provide written notice thereof to either Party.

    14.3  Termination for Material Breach:  If either Party shall default in a material manner with respect to any material provision of this Agreement, and the other Party shall have given the defaulting Party written notice of such default, the defaulting Party shall have sixty (60) days to cure such default. If such default is not cured within such sixty-(60) day period, the non-defaulting Party shall have the right, upon notice to the defaulting Party and without prejudice to any other rights the non-defaulting Party may have, to terminate this Agreement.

    14.4  Voluntary Termination:  At any time following [*] InterMune may terminate this Agreement on a country-by-country basis in Territory No. 2.

    14.5  Insolvency:  Either Party may terminate this Agreement if, at any time, the other Party shall file in any court pursuant to any statute of any individual state or country, a petition in bankruptcy or insolvency or for reorganization or for an agreement or for the appointment of a receiver or trustee of the Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party shall propose or be a Party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of creditors.

15.  Effects of Termination

    15.1  (a)  Following expiration of the term pursuant to Article 14.1 of this Agreement as to the Product in each country: BI and InterMune shall be free in Territory No. 1 and Territory No. 2, respectively to develop, use, sell, offer for sale, have sold, import, make and have made, the Product for the Field irrespective of any BI Patents, BI Know-How in Territory No. 2 or InterMune Patents or InterMune Know-How in Territory No. 1 then in existence and shall likewise have the royalty-free right to continue to practice within the Field; provided, however, that the Parties will agree on an appropriate royalty in return for InterMune's continued rights to use the Trademarks in Territory No. 2.

      (b) The expiration of the term pursuant to Article 14.1(b) of this Agreement in each country shall not affect the terms of this Agreement other than the rights under and the enforcement of Genentech Patents and Genentech Know-How.

    15.2    In the event of a termination pursuant to Article 14.2 for a New Indication all rights granted by either Party to the other Party under this Agreement with respect to such New Indication shall expire and revert to the granting Party provided that the granting Party shall for a period of [*] after termination shall refrain from exploiting its rights with respect to the New Indication terminated.

    15.3    In the event this Agreement is terminated by either Party as a result of a material breach of the other Party pursuant to Article 14.3, all rights granted to the defaulting Party under this Agreement shall terminate and revert to the terminating Party. The same applies in case of a termination pursuant to Article 14.4 and 14.5 provided that in case of a termination pursuant to Article 14.4 InterMune shall for a period of [*] thereafter refrain from promoting, selling or have sold Product within such country even if Controlling the necessary intellectual property rights to do so.

    15.4    Upon early termination, InterMune shall within thirty (30) days of such termination transfer to BI all Product registrations and applications filed by InterMune in Territory 2. In case of early termination by BI pursuant to Article 14.3 and 14.5 and for early termination by InterMune pursuant to Article 14.4, such transfer shall be at no charge to BI.

    15.5  Surviving Rights:  The obligations and rights of the Parties under Articles 9, 10.1, 11, 12, 13, 14, 15, 16.3 and 16.6 shall survive termination or expiration of this Agreement.

    15.6  Accrued Rights and Surviving Obligations:  The termination or expiration of the Agreement for any reason shall be without prejudice to any rights, which shall have accrued to the benefit of either Party prior to such termination or expiration, including any damages arising from any breach hereunder. Such termination or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of the Agreement.

16.  Miscellaneous

    16.1  Waiver:  No waiver by either Party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent or similar breach or default.

    16.2  Limitations on Assignment:  Except as provided in this Article, neither this Agreement nor any interest hereunder shall be assignable by either Party without the written consent of the other; provided, however, that either Party may assign this Agreement to any corporation or entity with which it may merge or consolidate, or to which it may transfer substantially all of its assets or all of its assets to which this Agreement relates without obtaining the consent of the other Party; and further provided that either Party may without such consent assign, in whole or in part, its rights and obligations hereunder to its Affiliate. This Agreement shall be binding upon the permitted successors and assigns of the Parties hereto and the name of a Party appearing herein shall be deemed to include the names of such Party's successors and assigns to the extent necessary to carry out the intent of this Agreement and the performance of the rights and obligations of such successors and assigns shall be deemed guaranteed by such Party.

    16.3  Notices:  Any notice or other communication required or permitted to be given to either Party hereto shall be in writing and shall be deemed to have been properly given and to be effective (i) on the date of delivery if delivered in person or by facsimile if confirmed on the same day by registered or certified mail, postage paid, or (ii) five (5) days after mailing by registered or certified mail, postage paid, to the other Party at the following address:

In the case of InterMune:	InterMune Pharmaceuticals, Inc. 1710 Gilbreth Road, Suite 301 Burlingame, CA 94010 Fax: (650) 409-2068 Attention: General Counsel (with a copy to the Chief Executive Officer)
In the case of BI:	Boehringer Ingelheim International GmbH D-55216 Ingelheim am Rhein Germany Fax: +49 (0)6132-77-4080 Attention: Head of Legal Department (with a copy to the Head of Corporate Development)

    Either Party may change its address for communications by a notice to the other Party in accordance with this Article.

    16.4  Headings:  The headings of the several articles and sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

    16.5  Amendment:  No amendment or modification hereof shall be valid or binding upon the Parties unless made in writing and signed by both Parties.

    16.6  (a)  Dispute Resolution:  In the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, or the rights or obligations of the Parties hereunder, the Parties shall try to settle their differences amicably between themselves by referring the disputed matter to the Chief Executive Officer of InterMune or his/her designee and the Chairman of the Board of Managing Directors of BI or his/her designee for discussion and resolution. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within ten (10) days of such notice the Chief Executive Officer of InterMune and the Chairman of the Board of Managing Directors of BI or its designee shall conference for attempted resolution by good faith negotiations. If mutually agreeable, the Parties may explore alternative forms of dispute resolution, such as mediation and/or arbitration. If such persons are unable to resolve such dispute or to agree on a plan to solve it within thirty (30) days of initiating such negotiations, each Party may thereafter pursue any and all rights and remedies it may have at law or equity.

       (b)  Governing Law and Place of Venue:  This Agreement shall be governed exclusively by the laws of the State of New York. In the event of any controversy or claim arising out of or relating to any provision of this Agreement, the Parties shall first try to settle those conflicts amicably between themselves. All disputes arising in connection with this Agreement that cannot be settled amicably in accordance with Article 16.6(a) above shall be litigated solely in the U.S. Federal Courts located within the State of New York, and any lawsuit shall and must be filed solely in such courts. The Parties hereby consent to waive any constitutional, statutory of common law right of trial by jury and of forum non-conviens.

    16.7  Force Majeure:  Any delays in performance by any Party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the Party affected, including but not limited to acts of God, embargoes, governmental restrictions, fire, flood, explosion, riots, wars, civil disorder, rebellion or sabotage. The Party suffering such occurrence shall immediately notify the other Party as soon as practicable, and any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence plus a period of thirty (30) days.

    16.8  Independent Contractors:  In making and performing this Agreement, InterMune and BI act and shall act at all times as independent contractors, and nothing contained in this Agreement shall be construed or implied to create an agency, partnership or employer and employee relationship between InterMune and BI. At no time shall one Party make commitments or incur any charges or expenses for or in the name of the other Party.

    16.9  Severability:  If any part of this Agreement is declared invalid by any legally governing authority having jurisdiction over either Party, then such declaration shall not affect the remainder of the Agreement and the Parties shall revise the invalidated part in a manner that will render such provision valid without impairing the Parties' original interest.

    16.10  Cumulative Rights:  The rights, powers and remedies hereunder shall be in addition to, and not in limitation of, all rights, powers and remedies provided at law or in equity, or under any other agreement between the Parties. All of such rights, powers and remedies shall be cumulative, and may be exercised successively or cumulatively.

    16.11  Counterparts:  This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

    16.12  Entire Agreement:  This Agreement and the Exhibits referred to herein and the Secrecy Agreement embody the entire understanding of the Parties with respect to the subject matter hereof and supersede and terminate all previous communications, representations or understandings, either oral or written, between the Parties relating to the subject matter hereof, including without limitation, that certain Letter of Intent, effective as of December 4, 2000.

    16.13  Press Releases:  Neither Party shall issue a press release regarding the existence and terms of this Agreement without the other Party's prior written consent, not to be unreasonably withheld. If either Party desires to issue a press release in Territory No. 1 or Territory No. 2 regarding the development or commercialization of the Product in Territory No. 1 or Territory No. 2, such Party shall provide the other Party with a copy of the text of such press release at least two (2) business days in the country of the other Party prior to its publication, in order to allow the other Party to comment thereon. The Party issuing such press release shall consider the other Party's comments in good faith prior to its publication.

    16.14  List of Exhibits:  The following Exhibits are incorporated into and made part of this Agreement:

Exhibit A:	140 Amino Acid Sequence
Exhibit B:	Territory No. 1
Exhibit C:	Territory No. 2

    In Witness Whereof, both InterMune and BI have executed this Agreement, as of the day and year first written above.

InterMune Pharmaceuticals, Inc.		Boehringer Ingelheim International GmbH
By:	/s/ W. SCOTT HARKONEN	By:	/s/ DR. DAVID MITCHARD
Print Name:	W. Scott Harkonen	Print Name:	Dr. David Mitchard
Title:	President/CEO	Title:	Authorized Signatory

Exhibit A—140 Amino Acid Sequence

[*]

A–1

Exhibit B—Territory No. 1

Country	Date of first sale

[*]

B–1

Exhibit C—Territory No. 2

Country	Registration Status

[*]

C–1

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Table of Contents
  Exhibit 10.35
Development and Marketing Agreement
Recitals
Exhibit A
Exhibit B
Exhibit C